This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated September 21, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

(To Prospectus dated December 8, 2025,

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY MLI-1

dated December 8, 2025)

Units $10 principal amount per unit CUSIP No.	Strike Date Pricing Date* Settlement Date* Maturity Date*	September 18, 2026 September , 2026 September , 2026 September , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp.

Fully and Unconditionally Guaranteed by Bank of America Corporation

■A Contingent Coupon Payment of $0.25417 (equal to a rate of approximately 30.50% per annum) payable on the applicable Coupon Payment Date if the Observation Value of the Market Measure, which is the Class A Common Stock of Space Exploration Technologies Corp. (the “Underlying Stock”), on the applicable monthly Coupon Observation Date is greater than or equal to 80% of its Starting Value.

■Callable by the Issuer in whole prior to maturity on any monthly Call Payment Date beginning approximately six months after the pricing date. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus any Contingent Coupon Payment that may otherwise be due. No further amounts will be payable following a call.

■If not called, a maturity of approximately two years.

■If not called, at maturity, if the level of the Market Measure has not decreased by more than 20%, a return of principal plus the final Contingent Coupon Payment; otherwise, 125.00% leveraged downside exposure to decreases in the Market Measure beyond a 20.00% decline, with up to 100.00% of the principal amount at risk.

■The Starting Value of the Market Measure was determined on September 18, 2026 (the “Strike Date”). The Starting Value of the Market Measure may be higher or lower than its Closing Market Price on the pricing date.

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, "Additional Risk Factors" on page TS-8 of this term sheet, and "Risk Factors" on page PS-4 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is expected to be between $9.40 and $9.90 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$
Underwriting discount	$ 0.02	$
Proceeds, before expenses, to BofA Finance	$ 9.98	$

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

September    , 2026

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

Summary

The Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September   , 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will pay a Contingent Coupon Payment of $0.25417 (equal to a rate of approximately 30.50% per annum) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable monthly Coupon Observation Date is greater than or equal to the Coupon Barrier. The notes will be callable by the Issuer in whole prior to maturity on any Call Payment Date. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Market Measure is greater than or equal to the Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment; otherwise, your notes are subject to 125.00% leveraged downside exposure to decreases in the Market Measure beyond a 20.00% decline, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15 of this term sheet.

Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years, if not previously called.
Market Measure:	The Class A Common Stock of Space Exploration Technologies Corp. (NASDAQ symbol: “SPCX”)
Call Feature:

Issuer Callable Notes. The Issuer may, in its sole discretion, call the notes, in whole but not in part, on any Call Payment Date. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.

Coupon Barrier:	$122.17 (80.00% of the Starting Value, rounded to two decimal places).
Threshold Value:	$122.17 (80.00% of the Starting Value, rounded to two decimal places).
Downside Participation Rate:	The quotient of the Starting Value of the Market Measure divided by the Threshold Value (expressed as a percentage), which equals 125.00%.
Contingent Coupon Payments:

The notes will pay a Contingent Coupon Payment of $0.25417 per unit (equal to a rate of approximately 30.50% per annum) on the applicable Coupon Payment Date if the Observation Value or Ending Value, as applicable, of the Market Measure on the applicable monthly Coupon Observation Date is greater than or equal to the Coupon Barrier.

Call Payment:	The principal amount plus any Contingent Coupon Payment that may otherwise be due on the applicable Call Payment Date.
Starting Value:

$152.71.

The Starting Value of the Market Measure is the Closing Market Price of the Market Measure on the Strike Date. The Starting Value may be higher or lower than the Closing Market Price of the Market Measure on the pricing date.

Ending Value:

The Closing Market Price of the Market Measure on the Final Calculation Day multiplied by the Price Multiplier on that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-26 of the accompanying product supplement.

Observation Value:	The Closing Market Price of the Market Measure on the relevant Coupon Observation Date multiplied by the Price Multiplier on that day.
Coupon Observation Dates:

On or about October  , 2026, November , 2026, December  , 2026, January   , 2027, February  , 2027, March  , 2027, April   , 2027, May  , 2027, June   , 2027, July  , 2027, August   , 2027, September  , 2027, October  , 2027, November  , 2027, December  , 2027, January  , 2028, February  , 2028, March  , 2028, April   , 2028, May  , 2028, June   , 2028, July  , 2028, August   , 2028 and September  , 2028 (the final Coupon Observation Date), which dates occur monthly through the final Coupon Observation Date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.

Final Calculation Day/Maturity Valuation Period:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date (which will also be the final Coupon Observation Date).
Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-2

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

Coupon Payment Dates:

Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described on page PS-25 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Call Payment Dates:	March , 2027 and each subsequent Coupon Payment Date (excluding the final Coupon Payment Date).
Price Multiplier:	1, subject to adjustments for certain corporate events relating to the Underlying Stock described beginning on PS-33 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.02 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Events of Default:

Events of default are defined in the senior indenture. If such event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “Determining Payment on the Notes—Redemption Amount Determination” determined as if the date of acceleration were the maturity date of the notes and as if the Final Calculation Day were the fifth Market Measure Business Day prior to the date of acceleration.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-3

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

Determining Payments on the Notes

Contingent Coupon Payments

The notes will pay a Contingent Coupon Payment on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable monthly Coupon Observation Date is greater than or equal to the Coupon Barrier.

Redemption Amount Determination

If the notes are not called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value of the Market Measure is less than the Threshold Value. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-4

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY MLI-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311325/d19794d424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Observation Value of the Market Measure will be greater than or equal to the Coupon Barrier on most or all of the Coupon Observation Dates.

■You understand that the notes may be called at the Issuer’s discretion, in which case you accept an early exit from your investment.

■You anticipate that the Market Measure will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.

■You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments even if the percentage change in the price of the Market Measure is significantly greater than such return.

■You are willing to lose up to 100% of the principal amount if the notes are not called and the Ending Value is less than the Threshold Value.

■You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

■You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■You anticipate that the Observation Value of the Market Measure will be less than the Coupon Barrier on each Coupon Observation Date.

■You wish to make an investment that cannot be called at the Issuer’s discretion prior to maturity.

■You seek an uncapped return on your investment.

■You seek principal repayment or preservation of capital.

■You want to receive dividends or other distributions paid on the shares of the Underlying Stock.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-5

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

Examples of Hypothetical Payments at Maturity

The following table is for purposes of illustration only. It assumes that the notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the notes. The table illustrates the calculation of the Redemption Amount based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Observation Values and Ending Value of the Market Measure, whether the notes are called, and the term of your investment. The following table does not take into account any tax consequences from investing in the notes. This table is based on the following hypothetical terms:

1)a Starting Value of 100.00;

2)a Coupon Barrier of 80.00;

3)a Threshold Value of 80.00;

4)a Downside Participation Rate of 125.00%;

5)an expected term of the notes of approximately two years if the notes are not called on any Call Payment Date;

6)the Contingent Coupon Payment of $0.25417 per unit; and

7)the Coupon Observation Dates occurring monthly through the final Coupon Observation Date.

Ending Value of the Market Measure	Percentage Change from the Starting Value to the Ending Value of the Market Measure	Redemption Amount per Unit(3)	Return on the notes(4)
0.00	-100.00%	$0.00000	-100.0000%
50.00	-50.00%	$6.25000	-37.5000%
79.00	-21.00%	$9.87500	-1.2500%
80.00(1)	-20.00%	$10.25417	2.5417%
97.00	-3.00%	$10.25417	2.5417%
100.00(2)	0.00%	$10.25417	2.5417%
102.00	2.00%	$10.25417	2.5417%
105.00	5.00%	$10.25417	2.5417%
107.00	7.00%	$10.25417	2.5417%
120.00	20.00%	$10.25417	2.5417%
150.00	50.00%	$10.25417	2.5417%
200.00	100.00%	$10.25417	2.5417%

(1)This is the hypothetical Threshold Value and Coupon Barrier.

(2)The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is set forth on page TS-2 above.

(3)The Redemption Amount per Unit will not exceed the principal amount plus the final Contingent Coupon Payment.

(4)The Return on the notes is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity.

For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. The Observation Values and the Ending Value will not include any income generated by dividends paid on the Underlying Stock, which you would otherwise be entitled to receive if you invested in the Underlying Stock directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-6

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of the accompanying product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value of the Market Measure is less than the Threshold Value, you will be exposed on a leveraged basis to decreases in the value of the Market Measure beyond a 20% decline, and you will lose 1.25% of the principal amount for each 1% that the Ending Value of the Market Measure is less than the Threshold Value. In that case, you will lose up to 100% of the principal amount of your notes.

■Your investment return is limited to the return represented by the Contingent Coupon Payments, if any, and may be less than a comparable investment directly in the Underlying Stock. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments that may be payable over the term of the notes, regardless of the extent of any increase in the price of the Underlying Stock.

■Payments on the notes will not reflect changes in the price of the Underlying Stock other than on the Coupon Observation Dates or the Final Calculation Day. As a result, even if the price of the Underlying Stock increases during the term of the notes, you will not receive the Contingent Coupon Payments over the term of the notes if the Observation Value of the Underlying Stock on each Coupon Observation Date is less than the Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value of the Underlying Stock is less than the Threshold Value on the Final Calculation Day, even if the price of the Underlying Stock was greater than the Threshold Value prior to such Final Calculation Day.

■You may not receive any Contingent Coupon Payments. If the Observation Value of the Market Measure is less than the Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments over the term of the notes and will not receive a positive return on the notes.

■If the notes are called by the Issuer, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments, if any, that otherwise might have been payable after the date of the call.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the price of the Underlying Stock, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-15 of this term sheet. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-7

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stock, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in shares of the Underlying Stock) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The Underlying Company will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

■You will have no rights of a holder of the Underlying Stock and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

■While BAC and our other affiliates may from time to time own securities of the Underlying Company, we, BAC and our other affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company.

■Payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-33 of the accompanying product supplement.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Additional Risk Factors

The Market Measure has limited actual historical information. The Underlying Company commenced its initial public offering recently. Because the Market Measure has limited actual historical performance data, your investment in the notes may involve a greater risk than investing in notes linked to an underlying stock with a more established record of performance. Trading patterns immediately following an initial public offering reflect increased volatility. Share prices of newly public companies fluctuate rapidly and materially as trading liquidity develops and investors assess the issuer’s valuation, financial condition, growth prospects and public company disclosures. The price at which the Market Measure trades shortly after its initial public offering may not be indicative of the price at which it will trade during the term of the notes. This increased volatility may have an adverse impact on the market value of and payments on the notes.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-8

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

The Underlying Stock

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, as amended, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s website at www.sec.gov by reference to the CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

Class A Common Stock of Space Exploration Technologies Corp.

Space Exploration Technologies Corp. builds integrated hardware and software infrastructure across space, connectivity, and AI. The company serves clients worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol “SPCX”. The company's CIK number is 0001181412.

The following graph shows the daily historical performance of SPCX on its primary exchange in the period from June 12, 2026 (the date the Underlying Stock commenced trading) through the Strike Date.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the Closing Market Price of SPCX was $152.71. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Underlying Stock

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Stock during any period set forth above is not an indication that the price of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-9

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stock and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-10

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, if not previously called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Stock and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-7 and PS-10, respectively, and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-11

Issuer Callable Contingent Coupon Notes with Geared Buffer Linked to the Class A Common Stock of Space Exploration Technologies Corp., due September , 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Market Measure.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

■Because the U.S. federal income tax treatment of the Contingent Coupon Payments is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Issuer Callable Contingent Coupon Notes with Geared Buffer	TS-12